Exhibit 99.1

Company Information: Insight Management Corp. 1130 E. Clark Ave. Ste 150-286 Orcutt, CA 93455 Stock Information: OTCBB: ISIM	Investor Relations: 866-787-3588 ir@insightmanagementcorp.com

Internet:  www.insightmanagementcorp.com

Insight Management - Termination of a Material Definitive Agreement

ORCUTT, Calif., March 2, 2010 (GLOBE NEWSWIRE) -- Insight Management Corporation (OTCBB:ISIM) and Rebel Testing, Inc. ("RTI") have terminated the stock purchase acquisition agreement ("acquisition agreement") that was signed on March 6, 2009.  The continuing slow recovery of the economy from the recession and the overall uncertainty in the business environment has greatly impacted Insight Management's ability to raise capital for the acquisition.  RTI had granted two extensions for the initial payment, December 31, 2009, and February 28, 2010. Insight Management was not able to secure funding in time to meet the February deadline and could not give RTI a definitive timeframe as to when funding could be secured. As such, RTI has declined to grant a third extension of the payment date.

About Insight Management Corporation (OTCBB:ISIM)

Insight Management Corporation (ISIM) is a public holding company focused on the energy industry. The company acquires oil and gas services businesses with substantial revenues, profitable operations, established customers and proven management teams. Insight Management creates synergistic alliances, provides access to capital markets and capitalizes on the expertise of its subsidiaries to achieve company growth and value for shareholders.

The Insight Management Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6226

This Press Release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. ISIM has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the ISIM's current beliefs and are based upon information currently available to it. Accordingly, such forward looking statements involve known and unknown risks, uncertainties and other factors which could cause the ISIM's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. ISIM undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this Press Release including such forward-looking statements.

CONTACT:     Insight Management Corporation
      Investor Relations:
      866-787-3588
      ir@insightmanagementcorp.com